For the semi-annual period ended (a) September 30, 2004
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on September 2,
2004. At such meeting the stockholders elected the entire slate of Class II Directors.


a)	Approval of Directors (Class III Directors)

			Affirmative	 Shares
			votes cast 	Withheld

David J. Brennan	6,983,584	118,650
Robert F. Gunia		6,983,853	118,381
Nicholas T. Sibley	6,964,242	137,992

The other directors, whose terms of office continued beyond the date of the Meeting, are Messrs. Burns, Chaipravat, Downey, Hsu and Scholfield.